UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2010

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2010, the board of directors (the "Board") of CombinatoRx, Incorporated ("CombinatoRx"),appointed Mark H.N. Corrigan, M.D., an existing member of the Board, as Chief Executive Officer and President of CombinatoRx. Because Dr. Corrigan's service as CombinatoRx's Chief Executive Officer and President will render him non-independent under the rules and regulations of The NASDAQ Global Market and the U.S. Securities Exchange Commission ("SEC"), Dr. Corrigan resigned from his positions on the Board's audit and compensation committees. W. James O'Shea will replace Dr. Corrigan on the audit committee.

For his service as CombinatoRx's Chief Executive Officer and President, Dr. Corrigan will receive an annual base salary of $450,000 and his initial target bonus will be 50% of his annual salary. CombinatoRx also expects to award Dr. Corrigan an option to purchase CombinatoRx's common stock and CombinatoRx restricted stock units that constitute an aggregate of approximately 3% of CombinatoRx's fully-diluted capitalization, assuming the product candidate ExalgoTM is approved before October 1, 2010. Dr. Corrigan and the Board's compensation committee will negotiate additional details related to his compensation package, including these equity awards, and other employment terms.

Dr. Corrigan is 52 years old and joined the Board on December 21, 2009 in connection with CombinatoRx completing its merger (the "Merger") with Neuromed Pharmaceuticals Inc. ("Neuromed"), where he had served as a director since October 2004. Dr. Corrigan joined U.S.-based specialty pharmaceutical company Sepracor Inc. in 2003 and served as Sepracor Inc.'s Executive Vice President, Research & Development until December 2009. Prior to joining Sepracor Inc., Dr. Corrigan spent 10 years with Pharmacia & Upjohn, most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Dr. Corrigan has been a member of the board of directors and the audit committee of Cubist Pharmaceuticals, Inc. since 2008. Prior to joining the pharmaceutical industry, Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing on psychoneuroendocrinology. Dr. Corrigan holds a B.A. and an M.D. from the University of Virginia and subsequently received specialty training in psychiatry at Cornell University and Maine Medical Center.

There are no arrangements or understandings between Dr. Corrigan and any other persons pursuant to which he was selected as CombinatoRx's Chief Executive Officer and President. Dr. Corrigan has not had any transactions with CombinatoRx or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed, except that upon the consummation of the Merger, CombinatoRx assumed Neuromed's Special Equity Incentive Plan, pursuant to which Dr. Corrigan was granted an award of 71,865 CombinatoRx restricted stock units as previously disclosed in CombinatoRx's Current Report on 8-K filed with the SEC on December 21, 2009.

Also on January 5, 2010, Christopher C. Gallen assumed the role of Executive Vice President of Research and Development of CombinatoRx, and resigned as CombinatoRx's Chief Executive Officer and President.

Also on January 5, 2010, Robert Forrester resigned as Executive Vice President and Chief Operating Officer of CombinatoRx, from the Board and from all other positions with CombinatoRx and its subsidiaries. Mr. Forrester did not resign due to any disagreements with CombinatoRx.  In connection with these resignations, the Board voted to decrease the number of members of the Board from ten to nine.

Item 7.01. Regulation FD Disclosure.

Press Release

On January 6, 2009, CombinatoRx issued a press release announcing the these management changes. The full text of CombinatoRx's press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information in Item 7.01 of this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth be specific reference in such filing.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits
Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated January 6, 2009.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: Senior Vice President and
General Counsel
Dated: January 6, 2010